NEWS RELEASE

DRESS BARN, INC. ANNOUNCES DATE FOR ANNUAL MEETING OF SHAREHOLDERS
TO CONSIDER DELAWARE HOLDING COMPANY REORGANIZATION

–	Shareholders will also be asked to elect two directors, ratify auditors and approve changes to a Dress Barn incentive plan

SUFFERN, NY – August 20, 2010 – Dress Barn, Inc. (NASDAQ - DBRN) today announced that it will hold its annual meeting of shareholders on December 8, 2010, at 2:00 p.m. local time at its corporate offices in Suffern, New York. At the meeting, Dress Barn shareholders will be asked, among other things, to consider and vote on a proposal to reorganize Dress Barn as a holding company incorporated in Delaware.

In the reorganization, each of Dress Barn, Maurices and Tween Brands, which operates our Justice brand, would become subsidiaries of a new Delaware corporation named Ascena Retail Group, Inc., or Ascena, and Dress Barn shareholders would become stockholders of this new Delaware holding company on a one-for-one basis, holding the same number of shares and same ownership percentage after the reorganization as they held immediately prior to the reorganization. The reorganization generally would be tax-free for Dress Barn shareholders. Shareholders of record on October 8, 2010 will be entitled to attend and vote at the annual meeting on the proposal to approve the reorganization, which is more fully described in the proxy statement/prospectus relating to the meeting.

Upon completion of the reorganization, Ascena would, in effect, replace the present company as the publicly held corporation. Ascena through its subsidiaries would continue to conduct all of the operations currently conducted by Dress Barn and its subsidiaries, and the directors and executive officers of Dress Barn prior to the reorganization would be the same as the directors and executive officers of Ascena following the reorganization. The shares of Ascena common stock are expected to trade on the NASDAQ Global Select Market under the ticker symbol “ASNA.”

The Board of Directors and management of Dress Barn believe that implementing the holding company structure would provide the Company with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware would allow the Company to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.

“The proposed change in structure and name should provide an image more closely aligned with our current vision and strategies,” President and Chief Executive Officer, David R. Jaffe commented. “In recent years, we’ve become a fundamentally different company that extends beyond the original dressbarn concept and brand. Our vision is to be a family of retail brands each serving a unique customer niche. We expect the holding company structure to enable us to leverage our infrastructure while allowing each brand to focus intently on delivering a great experience to its customer.”

If approved at the annual meeting, it is currently expected that the reorganization would take place on or about January 1, 2011.

At the annual meeting, shareholders will also be asked to elect two directors, ratify auditors and approve changes to a Dress Barn incentive plan.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,480 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 833 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 757 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 890 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Dress Barn Forward-Looking Statement Disclosure

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended April 24, 2010.

Additional Information

Dress Barn, Inc. and Ascena Retail Group, Inc. have filed a registration statement that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed Delaware holding company reorganization. DRESS BARN SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN FILED AND MAILED, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED DELAWARE HOLDING COMPANY REORGANIZATION. Investors may obtain a free copy of the preliminary proxy statement/prospectus and other filings containing information about Dress Barn, Ascena and the proposed reorganization, from the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the preliminary proxy statement/prospectus and other filings containing information about Dress Barn, Ascena and the proposed reorganization can be obtained without charge by directing a request to Dress Barn, Inc., 30 Dunnigan Drive, Suffern, NY 10901 Attention: Investor Relations Department (telephone: (845) 369-4600) or accessing them on Dress Barn, Inc.’s corporate Web site at www.dressbarn.com.

Dress Barn, its directors, executive officers, certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Dress Barn in favor of the proposed holding company reorganization. Additional information regarding the interests of potential participants in the proxy solicitation is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant documents that Dress Barn, Inc. and Ascena Retail Group, Inc. have filed and intend to file with the SEC in connection with the annual meeting of shareholders of Dress Barn, Inc.

This press release is being made pursuant to and in compliance with the Securities Act of 1933, as amended, and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the securities will be made solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued in connection with such offering.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600